As filed with the U.S. Securities and Exchange Commission on September 5, 2012

1940 Act File No. 811-22457

U.S SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

☒ Registration Statement under the Investment Company Act of 1940

☒ Amendment No. 1

PERSIMMON GROWTH PARTNERS FUND, L.P.

(Exact Name of Registrant as Specified in Charter)

1777 Sentry Hall Parkway West

Gwynedd Hall, Suite 102

Blue Bell, PA 19422

(Address of Principal Executive Offices)

(877) 502-6840

(Registrant’s Telephone Number, including Area Code)

Gregory S. Horn

Persimmon Growth Partners Fund, L.P.

1777 Sentry Hall Parkway West

Gwynedd Hall, Suite 102

Blue Bell, PA 19422

(877) 502-6840

(Name and Address of Agent for Service)

 COPY TO:

Todd Cipperman, Esq.

Cipperman & Company, LLC

500 E. Swedesford Road, Suite 104

Wayne, PA 19087

SUPPLEMENT DATED SEPTEMBER 5, 2012 TO THE FUND PROSPECTUS DATED AUGUST 24, 2010

The Board of Directors of Persimmon Growth Partners Fund and the Board of Trustees of Persimmon Growth Partners Investor Fund (the “Funds”) have approved a change in the Fund structure. The Board has authorized a compulsory tender offer for all Fund investors effective December 31, 2012, during which shareholders will redeem all of their shares at net asset value. Payment for all tendered shares will be made shortly after the close of the tender offer. After the tender offer, Persimmon Capital Management, the Funds’ investment adviser (the “Adviser”), will then launch a long/short equity mutual fund with daily valuations and daily liquidity effective January 1, 2013, with substantially the same investment objective as the Funds. The new mutual fund will be a series of Northern Lights Series Trust, a registered, open-end management company. After the completion of the tender offer, the Funds will cease operations and will de-register as investment companies under the Investment Company Act of 1940.

In anticipation of terminating the Funds’ current underlying managers prior to the Funds ceasing operations, the Adviser will begin to allocate any available capital to funds of managers expected to sub-advise the mutual fund. This change of managers may reduce the Funds’ returns during the fourth quarter 2012 because it is anticipated that the Funds will have a higher level of cash in the portfolio during this transition period than is usually held in the Funds. The Funds’ objectives may not be achieved during this transition period.

After the compulsory tender offer, the Funds will liquidate their remaining assets and distribute cash pro rata to all remaining shareholders who have not previously tendered all of their Shares. The Funds intend to make a liquidating distribution to non-tendering shareholders shortly after the valuation date of the tender offer. However, the Fund's portfolio may contain illiquid assets and if the Fund is unable to dispose of these assets there may be a delay in the liquidating distributions to the remaining shareholders. Therefore shareholders that do not tender their entire holdings in the tender offer may be exposed to the investment return (positive or negative) of a possibly limited and illiquid portfolio and may experience losses.

For the new Fund, the Persimmon Long/Short Fund (the “Mutual Fund”), the Adviser has made a decision to adopt a management format in which selected managers will manage a portion of the Fund. This will allow the Adviser to retain underlying long/short equity managers as sub advisors to the Persimmon Long/Short Fund. The sub-advisers will select portfolio securities for the Persimmon Long/Short Fund, in accordance with its investment policies. We expect this approach to be beneficial to Persimmon and the investors of the Mutual Fund as it will result in full position-level transparency and daily liquidity which will allow Persimmon to better monitor and manage risks in the portfolio on an ongoing basis.

The Adviser anticipates finalizing the selected group of long/short equity managers in the next two to three months and will forward a preliminary Prospectus for the new Fund when it becomes available.

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Investors Should Retain This Supplement For Future Use. The Fund's Prospectus is contained in the Fund's Registration Statement on Form N-2, as filed with the Securities and Exchange Commission on August 24, 2010.

SIGNATURE(S)

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the census designated place of Blue Bell, Pennsylvania, as of the 5th day of September 2012.

PERSIMMON GROWTH PARTNERS FUND, L.P.

By:	/s/ Greg Horn
	Name:	Greg Horn
	Title:	President